Pricing Supplement No. G57
To the Underlying Supplement dated February 8, 2011,
Product Supplement No. G-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 25, 2011

$3,175,000 CS Global Basket Notes due March 31, 2015 Linked to a Weighted Basket of Eight Commodities
General
•
The securities are designed for investors who seek a repayment of the principal amount of securities they hold at maturity and four Periodic Payments, each of which will depend on the performance of a weighted basket of eight commodities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing March 31, 2015.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities priced on March 25, 2011 (the “Trade Date”) and are expected to settle on March 31, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to an equally weighted basket consisting of eight commodities (each, a “Basket Component”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Component Level and Component Weighting:

Basket Component	Ticker*	Initial Component Level	Component Weighting
Copper	LOCADY <Comdty>	9715.00	1/8
Sugar	SB1 <Comdty>	27.86	1/8
Brent Crude	CO1 <Comdty>	115.59	1/8
Corn	C 1 <Comdty>	689.50	1/8
Nickel	LONIDY <Comdty>	27060.00	1/8
Cotton	CT1 <Comdty>	204.49	1/8
Soybeans	S 1 <Comdty>	1358.25	1/8
Silver	SLVRLN <Comdty>	3768.00	1/8
*	Bloomberg ticker symbols are provided for reference purposes only.
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Periodic Payment:
On each Periodic Payment Date, you will be entitled to receive a Periodic Payment equal to the principal amount of the securities you hold multiplied by the Basket Return for the applicable Valuation Date. If the Basket Return for any Valuation Date is zero, you will not be entitled to any payment on the corresponding Periodic Payment Date. Because the Component Return of each Basket Component is subject to a Fixed Component Return of 16%, the maximum Periodic Payment you may be entitled to receive on any Periodic Payment Date is $160 per $1,000 principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Basket Return:	On any Valuation Date, the Basket Return will be the greater of (i) zero and (ii) an amount calculated as follows:
Final Basket Level – Initial Basket Level Initial Basket Level
Final Basket Level:
On any Valuation Date, the Final Basket Level will be the Basket Level on such Valuation Date. The Basket Level on any trading day will be calculated as follows: 100 x [1+ [(LOCADY Return x LOCADY Weighting) + (SB1 Return x SB1 Weighting) + (CO1 Return x CO1 Weighting) + (C 1 Return x C 1 Weighting) + (LONIDY Return x LONIDY Weighting) + (CT1 Return x CT1 Weighting) + (S 1 Return x S 1 Weighting) + (SLVRLN Return x SLVRLN Weighting)].

The LOCADY Return, SB1 Return, CO1 Return, C 1 Return, LONIDY Return, CT1 Return, S 1 Return and SLVRLN Return refer to the Component Returns for Copper, Sugar, Brent Crude, Corn, Nickel, Cotton, Soybeans and Silver, respectively, on such Valuation Date.

Initial Basket Level:	Set equal to 100 on the Trade Date.
Component Return:	With respect to each Basket Component, the Component Return on any Valuation Date will be calculated as follows:
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If the Closing Price of such Basket Component on such Valuation Date is greater than or equal to its Initial Component Level, the Component Return for such Basket Component will be equal to the Fixed Component Return.

•	If the Closing Price of such Basket Component on such Valuation Date is less than its Initial Component Level, the Component Return for such Basket Component will equal
	Final Component Level — Initial Component Level; Initial Component Level	; subject to the Component Return Floor.
Fixed Component Return:	For each Basket Component, 16%.
(continued on next page)
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$35.00	$965.00
Total	$3,175,000.00	$111,125.00	$3,063,875.00

(1) We or one of our affiliates will pay discounts and commissions of $35.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,175,000.00	$368.62

Credit Suisse

March 25, 2011

Key Terms (continued from previous page):

Component Return Floor	For each Basket Component, - 25%.
Initial Component Level:	For each Basket Component, as set forth in the table above.
Final Component Level:	For each Basket Component, on any Valuation Date, the Closing Price of such Basket Component on such Valuation Date.
Closing Price:	The “Closing Price” of each Underlying on any trading day will be:
For “Copper,” the official cash settlement price per metric ton of Grade A Copper, stated in U.S. dollars, as determined by the LME (Bloomberg Ticker: “LOCADY <Comdty>”) on such trading day.

For “Sugar,” the official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for deliverable grade cane sugar, quoted by ICE Futures U.S. (Bloomberg Ticker: “SB1 <Comdty>”), provided that if such date falls within the notice period for delivery of sugar under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker:: “SBH2 <Comdty>”) on such trading day.

For “Brent Crude,” the official U.S. dollar cash settlement price (expressed in dollars per barrel) for Brent Crude of the futures contract in respect of the first nearby month quoted by ICE Futures Europe (Bloomberg Ticker: “CO1 <Comdty>”), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2 <Comdty>”) on such trading day.

For “Corn,” the official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for #2 Yellow Corn, quoted by the CBOT (Bloomberg Ticker: “C 1 <Comdty>”), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2<Comdty>”) on such trading day.

For “Nickel,” the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LONIDY <Comdty>”). The official U.S. dollar cash settlement price of Nickel is determined by reference to the LME’s “Primary Nickel Contract.”

For “Cotton,” the official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for Cotton No. 2, quoted by ICE Futures U.S. (Bloomberg Ticker: “CT1 <Comdty>”) provided that if such date falls within the notice period for delivery of cotton under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “CT2 <Comdty>”) on such trading day.

For “Soybeans,” the official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for deliverable grade Soybeans as quoted by the CBOT (Bloomberg Ticker: “S 1 <Comdty>”), provided that if such date falls within the notice period for delivery of Soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “S 2 <Comdty>”) on such trading day.

For “Silver,” the official fixing level in U.S. dollars per troy ounce (expressed in cents) as determined by the market making members of the LBMA at 12:00 p.m. each business day and quoted by the LBMA (Bloomberg Ticker: “SLVRLN <Comdty>”).

Periodic Payment Dates:	March 30, 2012, April 1, 2013, March 31, 2014 and the Maturity Date
Valuation Dates:†	March 26, 2012, March 25, 2013, March 25, 2014 and March 25, 2015
Maturity Date:†	March 31, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546E2G8
† Each scheduled Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component as described in the accompanying underlying supplement under “Market Disruption Events.” The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day or if the final Valuation Date is postponed because it is not an underlying business day for any Basket Component or as a result of a market disruption event in respect of any Basket Component.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated February 8, 2011, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated February 8, 2011:

http://www.sec.gov/Archives/edgar/data/1053092/000095010311000475/dp21056_424b2-us.htm

•	Product supplement No. G-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement, “Risk Factors” in the accompanying underlying supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Periodic Payment Amounts

The examples below illustrate hypothetical Periodic Payments per $1,000 principal amount of securities for a range of hypothetical scenarios. The examples below reflect for each Basket Component the Component Return Floor of -25.00%, the a Fixed Component Return of 16% and an Initial Basket Level of 100. The determination of the Final Basket Level for each Periodic Payment Date will be made on the Valuation Date applicable to each Periodic Payment Date. The hypothetical Periodic Payments set forth below are for illustrative purposes only. The actual Periodic Payments applicable to a purchaser of the securities will be based on the Final Basket Level on each of the Valuation Dates. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the scenarios below have been rounded for ease of analysis.

The following examples illustrate how the Periodic Payments are calculated.

Example 1:

	First Valuation Date	Second Valuation Date	Third Valuation Date	Final Valuation Date
Basket Level	95	80	75	75

Example 1 assumes the Final Basket Levels are 95, 80, 75 and 75 on the first, second, third and final Valuation Dates, respectively. The Periodic Payments are calculated as follows:

First Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (95 – 100) / 100
	=	0%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.00
	=	$0

Second Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (80 – 100) / 100
	=	0%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.00
	=	$0

Third Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (75 – 100) / 100
	=	0%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.00
	=	$0

Final Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (75 – 100) / 100
	=	0%
Periodic Payment	=	Principal × (1 + Basket Return)
	=	$1,000 × 0.00
	=	$0

In this example, on each of the Periodic Payment Dates you would not be entitled to any payment on the securities.

Example 2:

	First Valuation Date	Second Valuation Date	Third Valuation Date	Final Valuation Date
Basket Level	105	115	116	116

Example 2 assumes the Final Basket Levels are 105, 115, 116 and 116 on the first, second, third and final Valuation Dates, respectively. The Periodic Payments are calculated as follows:

First Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (105 – 100) / 100
	=	5%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.05
	=	$50

Second Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (115 – 100) / 100
	=	15%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.15
	=	$150

Third Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (116 – 100) / 100
	=	16%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.16
	=	$160

Final Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (116 – 100) / 100
	=	16%
Periodic Payment	=	Principal × (1 + Basket Return)
	=	$1,000 × 0.16
	=	$160

In this example, you would be entitled to receive Periodic Payments equal to $50 on the first Periodic Payment Date, $150 on the second Periodic Payment Date, $160 on the third Periodic Payment Date and $160 on the final Periodic Payment Date.

Example 3:

	First Valuation Date	Second Valuation Date	Third Valuation Date	Final Valuation Date
Basket Level	110	100	90	115

Example 3 assumes the Final Basket Levels are 110, 100, 90 and 115 on each of the first, second, third and final Valuation Dates, respectively. The Periodic Payments are calculated as follows:

First Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (110 – 100) / 100
	=	10%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.10
	=	$100

Second Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (100 – 100) / 100
	=	0%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.00
	=	$0

Third Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (90 – 100) / 100
	=	0%
Periodic Payment	=	Principal × (Basket Return)
	=	$1,000 × 0.00
	=	$0

Final Periodic Payment:

Basket Return	=	the greater of (i) zero and (ii) (Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	the greater of (i) zero and (ii) (115 – 100) / 100
	=	15%
Periodic Payment	=	Principal × (1 + Basket Return)
	=	$1,000 × 0.15
	=	$150

In this example, you would be entitled to receive a Periodic Payment equal to $100 on the first Periodic Payment Date, no payment in respect of the second and third Periodic Payment Dates and a Periodic Payment equal to $150.00 on the final Periodic Payment Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail “Risk Factors” sections of the accompanying underlying supplement and of the accompanying product supplement.

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THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less during the term of the securities and at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since each Periodic Payment is based on the performance of the Basket Components as of such Valuation Date. If the Basket Return on any Valuation Date is less than or equal to zero, you will not receive any payment on the corresponding Periodic Payment Date. The return on the securities, if any, may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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THE FINAL BASKET LEVEL MAY BE BELOW THE INITIAL BASKET LEVEL ON ANY OR ALL OF THE VALUATION DATES AND THE INITIAL BASKET LEVEL IS NOT RESET ON ANY VALUATION DATE – The Initial Basket Level is set to 100 on the Trade Date and will not be reset on any Valuation Date. Therefore, if the Final Basket Level is less than the Initial Basket Level on every Valuation Date, you will not be entitled to receive any Periodic Payments. Each Periodic Payment is determined by reference to the Final Basket Level on the applicable Valuation Date and in comparison to the Initial Basket Level.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the Basket Return, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER –Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases such that the price is greater than or equal to its Initial Component Level, the price of one or more other Basket Components may decline. Therefore, in calculating the Basket Return, an increase in the price of one or more of the Basket Components may be offset, by a decline in the price of one or more other Basket Components.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICES OF COMMODITIES GENERALLY – The market prices of the Basket Components can be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but may be subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the prices of the Basket Components, and thus the value of the securities, in unpredictable or unanticipated ways. The potential for high volatility and the cyclical nature of commodity markets may render an investment in securities linked to a commodity inappropriate as the focus of an investment portfolio.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF COPPER – The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF SUGAR – Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF BRENT CRUDE – The price of IPE Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF CORN – The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF NICKEL – The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF COTTON – The price of cotton is primarily affected by the global demand for and supply of cotton, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Demand for cotton has generally increased with worldwide growth and prosperity.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF SOYBEANS – The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. This includes the use of soybeans for the production of animal feed, vegetable oil, edible soybean oil and biodiesel, all of which may have a major impact on worldwide demand for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF SILVER – The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography and jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment on the securities described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
OWNING THE SECURITIES IS NOT THE SAME AS DIRECTLY OWNING THE BASKET COMPONENTS OR CERTAIN OTHER COMMODITY-RELATED CONTRACTS– The return on your securities will not reflect the return you would realize if you actually purchased one or more of the Basket Components or exchange-traded or over-the-counter instruments based on one or more of the Basket Components. You will not have any rights that holders of such assets or instruments have.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the Closing Price on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the time to maturity of the securities;

o	the expected volatility of the Basket Components;

o	interest and yield rates in the market generally, as well as in the United States;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally and which may affect the prices of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, based on the Closing Prices of the Basket Components (based on the Closing Prices of the Basket Components using the Bloomberg ticker symbol disclosed on the front cover of this pricing supplement) from January 1, 2006 through March 25, 2011. The Closing Price of Copper on March 25, 2011 was 9715. The Closing Price of Sugar on March 25, 2011 was 27.86. The Closing Price of Brent Crude on March 25, 2011 was 115.59. The Closing Price of Corn on March 25, 2011 was 689.50. The Closing Price of Nickel on March 25, 2011 was 27060. The Closing Price of Cotton on March 25, 2011 was 204.49. The Closing Price of Soybeans on March 25, 2011 was 1358.25. The Closing Price of Silver on March 25, 2011 was 3768. We obtained the Closing Prices for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical Closing Prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on each of the Valuation Dates. We cannot give you assurance that the performance of the Basket Components will result in any return in excess of your initial investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Obligations”) in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the maturity date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 2.6785%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination — and only for purposes of this determination, which is required for federal income tax purposes — we have assumed that the securities will not be called and will be held until the maturity date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the maturity date, at which time the projected payment amount includes $356,705 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after

March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $35 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on March 31, 2011, which will be the fourth business day following the Trade Date for the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting” in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
$3,175,000 CS Global Basket Notes Due March 31, 2015 (the “Securities”)
Linked to a Weighted Basket of Eight Commodities
Projected Payment Schedule ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated March 25, 2011 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $3,175,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $3,175,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-11	0.00	21,260.59	3,196,260.59	236.23
31-Dec-11	0.00	42,805.92	3,239,066.51	237.81
30-Jun-12	0.00	43,379.20	3,282,445.71	241.00
31-Dec-12	0.00	43,960.15	3,326,405.87	244.22
30-Jun-13	0.00	44,548.89	3,370,954.76	247.49
31-Dec-13	0.00	45,145.51	3,416,100.27	250.81
30-Jun-14	0.00	45,750.12	3,461,850.39	254.17
31-Dec-14	0.00	46,362.83	3,508,213.22	257.57
31-Mar-15	0.00	23,491.87	3,531,705.10	261.02

Projected Amount Payable at Retirement			3,531,705.10

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-11	0.00	6.70	1,006.70	0.0744
31-Dec-11	0.00	13.48	1,020.18	0.0749
30-Jun-12	0.00	13.66	1,033.84	0.0759
31-Dec-12	0.00	13.85	1,047.69	0.0769
30-Jun-13	0.00	14.03	1,061.72	0.0780
31-Dec-13	0.00	14.22	1,075.94	0.0790
30-Jun-14	0.00	14.41	1,090.35	0.0801
31-Dec-14	0.00	14.60	1,104.95	0.0811
31-Mar-15	0.00	7.40	1,112.35	0.0822

Projected Amount Payable at Retirement			1,112.35

*  The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 2.6785% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse